This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated June 6, 1997 and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser (as defined below) by
Credit Suisse First Boston Corporation ("Credit Suisse First Boston") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                      NOTICE OF OFFER TO PURCHASE FOR CASH
                          ALL OUTSTANDING COMMON STOCK

                                       OF

                                  ACORDIA, INC.

                                       AT

                              $40.00 NET PER SHARE

                                       BY

                             AICI ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                         ANTHEM INSURANCE COMPANIES,INC.

     AICI Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Anthem Insurance Companies, Inc., an Indiana mutual insurance company (the "Parent"), is offering to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Acordia, Inc., a Delaware corporation (the "Company"), at a price of $40.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 6, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together with the Offer to Purchase and any amendments or supplements thereto constitute the "Offer").

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON THURSDAY, JULY 3, 1997, UNLESS THE OFFER IS EXTENDED.



      The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 2, 1997 (the "Merger Agreement"), among the Company, the Parent and the Purchaser. The Merger Agreement provides, among other things, for the commencement of the Offer by the Purchaser, and further provides that, following the purchase of Shares pursuant to the Offer and promptly after the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation in the Merger. At the effective time of the Merger, each outstanding Share (except for Shares held in the treasury of the Company or owned by the Purchaser, the Parent or any of the Parent's other subsidiaries and Shares held by stockholders who properly exercise their appraisal rights under the Delaware General Corporation
Law) will be converted into the right to receive $40.00 per Share (or any higher price per Share paid for Shares pursuant to the Offer), without interest.

      THE BOARD OF DIRECTORS OF THE COMPANY, BASED UPON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS, HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS (OTHER THAN THE PARENT AND THE PURCHASER) AND HAS APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS (EXCLUDING CERTAIN INTERESTED DIRECTORS WHO ABSTAINED) THAT THE STOCKHOLDERS OF THE COMPANY (OTHER THAN THE PARENT AND THE PURCHASER) ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER PURSUANT TO THE OFFER.

      THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED, AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW), AT LEAST A MAJORITY OF THE THEN ISSUED AND OUTSTANDING SHARES, OTHER THAN SHARES BENEFICIALLY OWNED BY THE PURCHASER, THE PARENT, THE PARENT'S OTHER SUBSIDIARIES AND THE PARENT'S EXECUTIVE OFFICERS AND DIRECTORS. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THE OFFER TO PURCHASE.

      For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to First Chicago Trust Company of New York, as the Depositary (the "Depositary"), of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering stockholders. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or The Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility"), pursuant to the procedures set forth in the Offer to Purchase and the Letter of Transmittal) and (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and all other documents required by the Letter of Transmittal. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser by reason of any delay in making such payment or otherwise.

      The term "Expiration Date" shall mean 12:00 Midnight, New York City Time, on Thursday, July 3, 1997, unless and until the Purchaser, in accordance with the terms of the Offer and the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that the Purchaser will exercise its right to extend the Offer. The Purchaser also expressly reserves the right, subject to applicable laws (including applicable regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended), and to the terms of the Merger Agreement, at any time or from time to time, (i) to delay acceptance for payment of or payment for any Shares, regardless of whether Shares were theretofore accepted for payment, or to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions specified under "THE TENDER OFFER--Certain Conditions of the Offer" in the Offer to Purchase, by giving oral or written notice of such delay in payment or termination to the Depositary, and (ii) to amend the Offer in any respect, by giving oral or written notice to the Depositary. Any extension, delay in payment, termination or amendment will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued not later than 9:00 A.M., New York City Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release to the Dow Jones News Service (or a similar news service) or as otherwise may be required by law. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

      Tenders of Shares made pursuant to the Offer are irrevocable except as otherwise provided below. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Monday, August 4, 1997. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth under "THE TENDER OFFER--Procedures for Tendering Shares" in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of the Purchaser, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

      The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

      The Company is providing to the Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

      THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

      Requests for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer documents may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense. Questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers as set forth below. The Purchaser will not pay any fees or commissions to any broker or dealer or to any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.


                     The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

                                 77 Water Street
                            New York, New York 10005
                          Call Toll Free (800) 207-2872

                      The Dealer Manager for the Offer is:


                              [CREDIT SUISSE LOGO]



                              Eleven Madison Avenue
                          New York, New York 10010-3629
                          Call Toll Free (888) 624-6123





June 6, 1997